Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 637-5000

Syniverse Reports First Quarter 2006 Results

Tampa, Fla. – April 27, 2006 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today reported results for first quarter 2006.

•	Total revenues were $75.4 million for the first quarter 2006, a 5.0% decrease compared to the first quarter 2005.

•	Net revenue, which excludes off-network database queries or pass-thru revenue, was $73.4 million for the first quarter 2006, a decrease of 4.2% compared to the first quarter 2005.

•	Net income attributable to common stockholders was $3.6 million in the first quarter 2006, compared to a loss of $21.1
•	2 million in the first quarter 2005.

•	Cash net income, a non-GAAP measure of profitability, was $11.4 million for the first quarter 2006, a 12.8% decrease compared to the first quarter 2005. Cash net income reflects the positive cash impact resulting from the significant difference in amortization of goodwill for financial reporting and tax purposes and is determined by adding the cash savings arising from the tax deductible goodwill amortization to adjusted net income.

•	Assuming all post-IPO shares were outstanding in each of the two quarters, cash net income per share was $0.17 in the first quarter 2006, compared to $0.19 the first quarter 2005.

•	Adjusted EBITDA, a non-GAAP measure of operating cash flow, was $26.8 million for the first quarter 2006, a 19.0% decrease compared to the first quarter 2005.

“During the quarter, we continued our gains in the European market. We signed Telia Sonera to a group-wide contract which covers seven operators in different countries across Northern Europe, and we began migrating Vodafone properties to our platform. We have now successfully implemented five of the Vodafone properties and have scheduled the majority of the remaining subsidiaries for migration by year-end,” said Syniverse President and CEO Tony Holcombe.

“Our strategic focus as a company remains to grow our customer base internationally, maintain our current North American market share and expand our service offerings to existing and new customers. To lead our efforts, I am pleased to announce that at quarter-end, Nancy J. White joined Syniverse as chief marketing officer,” said Holcombe. “Nancy brings significant sales, marketing and business development experience, as well as dynamic leadership skills gained throughout a 20-year successful career in telecommunications. Nancy will focus on our global marketing and product development strategy, while also leading our North American and Central/Latin American sales teams.”

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Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com

Page Two / Syniverse 1 Q 2006 Earnings

Chief Financial Officer Ray Lawless added, “During the first quarter, we exceeded our revenue guidance, and met our adjusted EBITDA and cash net income guidance. We expect to see continued improvements in all significant financial metrics through the year as newly signed customers come on line.”

“We have nearly completed our corporate headquarters move, which will result in improvements in our technology infrastructure and business continuity plans,” said Lawless. Expenses related to the move in the first quarter were $4.3 million, with the final costs related to our move to be recognized in the second quarter of 2006.”

First Quarter 2006 Service Line Revenue

Technology Interoperability Services

Technology Interoperability revenue was $25.8 million in the first quarter 2006, an 11.4% increase compared to first quarter 2005, primarily driven by increases in GSM clearing, Message Manager and UniRoam.

Network Services

Network Services revenue was $31.5 million in the first quarter 2006, a 2.3% decrease compared to first quarter 2005, primarily driven by competitive pricing and previously disclosed migrations, partially offset by increases in GSM transport and other SS7 services.

Number Portability Services

Number Portability revenue was $6.7 million in the first quarter 2006, a 42.3% decrease compared to the first quarter 2005, primarily driven by the previously disclosed migration of the Sprint port center.

Call Processing Services

Call Processing Services revenue was $7.2 million in the first quarter 2006, a 12.3% increase compared to the first quarter 2005, primarily driven by increases in international roaming supported by Signaling Solutions.

Enterprise Solutions

Enterprise Solutions revenue was $2.1 million in the first quarter 2006.

Off-Network Database Queries (Pass-Thru)

Pass-thru revenue for the first quarter 2006 was $2.0 million.

First Quarter 2006 Business Highlights

Key customer contract wins:

•	Secured a contract with Telia Sonera to provide GSM clearing and settlement services

•	Renewed clearing and settlement contract with Alltel

•	Re-signed SunCom Wireless for clearing and settlement services

Outlook

The company provides the following estimates for 2006:

	Second Quarter	Full Year

Net Revenues	$76 million - $78 million	$330 million - $340 million
Adjusted EBITDA	$28 million - $30 million	$135 million - $145 million
Cash Net Income	$11 million - $13 million	$60 million - $70 million

Non-GAAP Measures

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and hence reduces cash tax liabilities.

Syniverse’s Adjusted Net Income is determined by adding the following to net income (loss): provision for income taxes, restructuring costs, amortization of intangibles recorded in purchase accounting, loss on extinguishment of debt, headquarters facilities move expenses, transition expenses of integrating the IOS North America business and less the gain on the sale of securities to arrive at Adjusted Net Income (loss) before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

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Page Three / Syniverse 1 Q 2006 Earnings

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results, in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes. Neither of these non-GAAP measures should be reviewed without consideration of our net income and other GAAP measures.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income (loss): net interest expense, provision for income taxes, depreciation, amortization, restructuring charges, loss on extinguishment of debt, headquarters facilities move expenses, the transition expenses of integrating the IOS North America business and less the gain on the sale of marketable securities. A reconciliation of Adjusted EBITDA, Adjusted Net Income and Cash Net Income to net income (loss) is presented in the financial tables contained herein.

We present Adjusted EBITDA because we believe that Adjusted EBITDA provides useful information regarding our continuing operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that Adjusted EBITDA, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income and Cash Net Income as supplemental information.

First Quarter 2006 Earnings Call

Syniverse Technologies will release first quarter 2006 results after the market closes on Thursday, April 27, 2006 and host a conference call at 4:30 p.m. (ET) to discuss these results. To participate on this call, please dial 1 (800) 320.2978 (for U.S. callers) or +1 (617) 614.4923 (international direct dial). The pass code for this call is 51323592.

This event will be Webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning Thursday, April 27, 2006 at 6:30 p.m. (ET) through Thursday, May 4, 2006, 8:00 p.m. (ET). To access the replay, please dial 1 (888) 286.8010 (for U.S. callers), or +1 (617) 801.6888 (international direct dial). The replay pass code is 61160950.

In addition, this earnings call will be archived on the Syniverse Technologies corporate Web site www.syniverse.com under Investors - Webcasts and Presentations.

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About Syniverse

Syniverse Technologies (NYSE: SVR) is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next generation wireless services. Syniverse provides services to over 350 telecommunications carriers in more than 50 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands, China, the United Kingdom and a global sales force in Brazil, France, India, Italy, Japan, Luxembourg, Norway, Singapore and Slovakia.

www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: unpredictable quarterly fluctuations in our business; the effects of competition or consumer and merchant use of our service; any adverse changes in our agreements with our listings providers; the impact of international expansion efforts on our business; and changes in our tax status. These and other risks and uncertainties associated with our business are described in our filings with the Securities and Exchange Commission.

Syniverse Holdings, Inc

Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per share information)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
Technology Interoperability Services	$23,199	$25,837
Network Services	32,232	31,493
Number Portability Services	11,669	6,730
Call Processing Services	6,403	7,191
Enterprise Solution	3,082	2,130

Revenues excluding Off Network Database Queries	76,585	73,381
Off Network Database Queries	2,834	2,036

Total Revenues	79,419	75,417

Cost of operations	32,426	31,206

Gross Margin	46,993	44,211

Gross Margin %	59.2%	58.6%
Gross Margin % before Off Network Database Queries	61.4%	60.2%

Sales and marketing	5,662	5,493
General and administrative	10,154	17,311
Depreciation and amortization	11,885	9,981
Restructuring	—	338

Operating income	19,292	11,088

Other expense, net
Interest expense, net	(10,165)	(6,108)
Loss on extinguishment of debt	(23,788)	(924)
Other, net	—	119

	(33,953)	(6,913)

Income (loss) before provision for income taxes	(14,661)	4,175

Provision for income taxes	2,291	625

Net income (loss)	(16,952)	3,550

Preferred stock dividends	(4,195)	—

Net income (loss) attributable to common stockholders	$(21,147)	$3,550

Net income (loss) per share
Basic	$(0.43)	$0.05
Diluted	$(0.43)	$0.05
IPO pro forma(1)	$(0.25)	$0.05

Shares used in calculation
Basic	48,784	66,747
Diluted	48,784	67,262
IPO pro forma(2)	67,667	67,667

Notes:

1)	Assumes no preferred stock dividends since all of the outstanding preferred stock was either redeemed or converted to common shares after our IPO.
2)	Assumes shares outstanding immediately after our IPO were outstanding for the full period above.

Selected Balance Sheet Data (unaudited):

(in thousands)	As of March 31, 2006
Cash	$30,129

Senior subordinated notes	$175,000
Term note B	177,875

Total debt	$352,875

Common stock and additional paid-in capital	$457,266
Accumulated deficit and other comprehensive income	(131,127)

Total stockholders’ equity	$326,139

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
Reconciliation to adjusted EBITDA
Net income (loss)	$(16,952)	$3,550
Interest expense, net	10,165	6,108
Provision for income taxes	2,291	625
Depreciation and amortization	11,885	9,981
Restructuring	—	338
IOS North America transition expenses	1,672	1,053
Facilities move expense	221	4,334
Loss on extinguishment of debt	23,788	924
Gain on sale of marketable securities	—	(119)

Adjusted EBITDA	$33,070	$26,794

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
Reconciliation to adjusted net income (loss) and cash net income
Net income (loss)	$(16,952)	$3,550
Add provision for income taxes	2,291	625

Income (loss) before provision for income taxes	(14,661)	4,175

Restructuring	—	338
Purchase accounting amortization	6,432	4,227
IOS North America transition expenses	1,672	1,053
Facilities move expense	434	4,334
Loss on extinguishment of debt	23,788	924
Gain on sale of marketable securities	—	(119)

Adjusted income before provision for income taxes	17,665	14,932

Less assumed provision for income taxes at 39%	(6,889)	(5,823)

Adjusted net income	10,776	9,109

Add cash savings of tax deductible goodwill(1)	2,300	2,300

Cash net income	$13,076	$11,409

Adjusted net income per share after IPO	$0.16	$0.13
Cash net income per share after IPO	$0.19	$0.17
Shares outstanding after IPO(2)	67,667	67,667

1)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.
2)	Assumes shares outstanding immediately after our IPO were outstanding for all periods above.